Exhibit 99.1


              Sono-Tek Announces Major Business Development Program

                              Fall 2007 Newsletter


Dear Shareholder:

Some of you may not have seen the earnings release for the second quarter of our current fiscal year on the internet, we have included the following excerpts for all of our shareholders:

Sono-Tek Corporation (OTC BB: SOTK) announced sales of $1,414,523 for the three months ended August 31, 2007, compared to sales of $1,833,938 for the same period last year. For the three months ended August 31, 2007, the Company had net income of $12,070 compared to $233,836 for the prior year period. Earnings per share for the three months ended August 31, 2007 was $.00 compared to $.02 for the prior year period.

Sales were lower than last year due to a slowdown in the US economy and its impact on the Company's customers. One factor has been the decline in the domestic housing market and its impact on electronics purchases. However, sales were higher than the $1,232,643 reported in the first quarter of the current fiscal year. Net income for the second quarter was below the same quarter of last year due to the reduced sales volume noted above, as well as the funding of new initiatives from operating income in the current quarter.


Business cycles and periodic slowdowns are a part of economic life, and our business is not immune to their impact. However, our responsibility is to seek profitable growth in spite of obstacles the economy may place in our path. The catch is in the words "profitable growth", since in most cases it takes money to make money. Specifically, the Company has a choice when things are slow to either show current profits by cost cutting, or to move forward on technical and market development at the expense of current profits.

We have been following the latter path of investing in future growth for the past two quarters, and in fact will be doing more of this going forward, as you can see from the second part of the press release:

                   New Business Development Program Announced
Dr. Christopher L. Coccio, Chairman and CEO, announced that "a recent meeting of the Board of Directors has approved a multi-year business development program where the Company will invest approximately $2M in creating new business growth. The program will be led by Dr. Joseph Riemer, who was recently appointed as President of Sono-Tek, and has as its goal a substantial increase in revenues over the next several years to move Sono-Tek into the $10-$20m revenue arena. Funding for the program will be primarily derived from operating revenues, possibly augmented with some of our cash reserves, and is not expected to require external funding. The program is similar to the new initiatives that have been underway in the first and second quarters of the current fiscal year."

The program will focus on areas where we have demonstrated new capabilities and on areas where there appears to be more opportunity that we could serve with additional technical and sales personnel.

Such areas include medical device coatings, coatings for solar and fuel cells serving the clean energy market, biodegradable food packaging and applications of natural antimicrobials to food products, and the glass and textile industries. In our estimate, our future sales for the food industry alone could become Sono-Tek's largest business segment over time.

Sono-Tek is pursuing this program as a means to grow both the top and bottom lines. Sono-Tek believes that trading current income for future growth is the right choice for the Company at this time, and it will closely monitor the plans' execution and progress.


We are excited about where this program can take us. We have put in place organizational changes designed to focus on the growth opportunities before us, and we are bringing in additional talent to strengthen our structure. Specifically, we are creating several Strategic Business Units, each headed by a director who will be responsible for the growth in their segment. Each of the areas we will be pursuing has specific targets and resources, and in most cases, demonstrated success of our equipment in the application. We intend to apply our marketing, sales and technical resources to ramp up these promising applications and through them, generate larger streams of revenue and income.

We believe this is the right choice for Sono-Tek at this time, considering the success we have had in expanding into the medical device field and the international market in previous years. It is our hope and expectation that we will be a stronger, more diverse, and profitable Company after one to two years of this program.

Sincerely,


Christopher L. Coccio, PhD
Chairman and CEO


      This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents and the successful implementation of the business development program. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.